Exhibit 5.1

EILENBERG KRAUSE & PAUL LLP

11 EAST 44TH STREET

NEW YORK, NEW YORK 10017

TELEPHONE: (212) 986-9700

FACSIMILE: (212) 986-2399

September 14, 2006

Lpath, Inc.

6335 Ferris Square, Suite A,

San Diego, California 92121

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Lpath, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8  (the “Registration Statement”) filed by the Company under the Securities Act of 1933 for the purpose of registering an aggregate of 5,340,000 shares of its Class A common stock, par value $0.001 per share (the “Shares”), that may be issued pursuant to the Lpath, Inc. 2005 Stock Option/Stock Issuance Plan (the “Options”).

On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly and validly authorized for issuance and (ii) the Shares, when issued pursuant to the Options, in each case upon due exercise thereof and in accordance with the provisions of the Options (including payment of the exercise price provided for therein), will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Eilenberg Krause & Paul LLP